Exhibit 16.1

October 22, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:	Andatee China Marine Fuel Services Corporation Commission File Number 001-34608

The firm of Daszkal Bolton LLP previously was the independent registered public accounting firm (“independent auditor”) for Andatee China Marine Fuel Services Corporation (the “Company”), and reported on the consolidated financial statements of the Company for the year ended December 31, 2011. We have read the statements that we understand the Company will include under Item 4.01 of Form 8-K it will file regarding the changes in registrant's certifying accountant, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

DASZKAL BOLTON LLP

For the Firm

/s/Scott A. Walters, C.P.A., P.A.

Partner